EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media Contact:
Joel Weiden
Gavin Anderson & Company
212-515-1970

Investor Contact:
Doug Morris
Gavin Anderson & Company
212-515-1962

EXIDE TECHNOLOGIES EMERGES FROM CHAPTER 11

Company Successfully Completes Financial Reorganization

New Common Stock to Begin Trading on NASDAQ Under Symbol “XIDE”
on May 6, 2004

LAWRENCEVILLE, NJ, May 5, 2004 – Exide Technologies, a global leader in stored electrical energy solutions, announced that its Plan of Reorganization (the “Plan”) became effective today and the Company has emerged from Chapter 11. As previously announced, the U.S. Bankruptcy Court for the District of Delaware confirmed the Company’s Plan on April 21, 2004.

Craig H. Muhlhauser, President and CEO of Exide Technologies, said, “This is an historic day for Exide and our global workforce. During the past two years, we have maintained our commitment to meeting the needs of our customers. The reorganization process has enabled us to resolve financial issues and improve our operations. Exide is now able to capitalize on our global network and focus our full capabilities on making our customers successful and creating long-term value for our shareholders. With our emergence from Chapter 11, we will continue our passion and commitment to quality and innovation to strengthen Exide’s position as an industry leader in the transportation and industrial markets worldwide.”

Under the Plan, Exide reduced its debt by approximately $1.3 billion, or more than 70 percent, to approximately $540 million. The annual interest payments were reduced by approximately $70 million. Additionally, the Company implemented a number of cost reduction initiatives including the closure or consolidation of certain manufacturing and distribution facilities, reductions in workforce and corporate overhead, and making quality and productivity improvements through EXCELL, the Company’s lean supply chain process improvement initiative.

The Company said that it has closed on its $600 million exit financing facility arranged by Deutsche Bank AG New York Branch.

Common Stock and Warrants

The Company’s common stock that traded under the symbol “EXDTQ” has been cancelled effective today. The Company expects that its new common stock will begin trading on the NASDAQ National Market under the symbol “XIDE” starting May 6, 2004. The Company’s new warrants will trade under the symbol “XIDEW.”

New Board of Directors

Pursuant to the terms of the Plan, Exide’s new board of directors consists of John P. Reilly (Chairman of the Board), Craig Muhlhauser (President and CEO), Michael R. D’Appolonia, Eugene I. Davis, Phillip M. Martineau, Scott McCarty and Michael P. Ressner. Detailed biographical information regarding Exide’s Board of Directors is available on Exide’s website at www.exide.com/leadership.html.

“This is a dynamic and independent group of directors. Their expertise and experience will be extremely valuable to Exide, and I am looking forward to working with them,” said Muhlhauser.

About Exide Technologies:

Exide Technologies, with operations in 89 countries and fiscal 2003 net sales of approximately $2.4 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s three global business groups – transportation, motive power and network power — provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide and its financial results are available at www.exide.com.

Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual results of the company to be materially different from any results expressed or implied by such forward-looking statements. These factors include without limitation transactions associated with the Company’s exit financing and approval of numerous regulatory and other legal filings in multiple countries and jurisdictions. Certain of these and other factors are enumerated in further detail in the Company’s Form 10-K.

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